EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES NEW CFO

Natick, MA (May 1, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced that Sam Leno will join the Company as Chief Financial Officer (CFO) and Executive Vice President of Finance and Information Systems.

Mr. Leno is currently CFO and Executive Vice President of Finance and Corporate Services for Zimmer Holdings, Inc. He has also served as CFO and Senior Vice President of Arrow Electronics, Inc., and CFO and Executive Vice President of Corporate Express. From 1971 to 1994 he served in a number of finance, accounting and leadership positions for Baxter International, Inc./American Hospital Supply Corp. During his tenure at Baxter he worked closely with Boston Scientific President and Chief Executive Officer Jim Tobin, who then served as the Chief Operating Officer of Baxter.

“I have known Sam for more than 20 years, and he brings a substantial body of knowledge, expertise and experience to his new role,” said Tobin. “He has worked in large, diversified companies, including two of the world’s leading health care technology companies. He is exceptionally well qualified to serve as our new CFO, and I am looking forward to working with him again.”

“I would like to welcome Sam, who is a seasoned business executive with a wealth of experience in the health care industry, including experience with acquisition integration, financing and capital markets,” said Pete Nicholas, Chairman and Co-founder of Boston Scientific. “He has a broad range of talents and abilities that will allow him to begin contributing immediately. We are very fortunate to have Sam joining us.”

“I am very excited to be joining Boston Scientific,” said Leno. “Like Zimmer, it is an amazing company with a terrific management team. With the relatively recent acquisition of Guidant, I am honored to have the opportunity to participate in executing Pete’s and Jim’s strategic vision for the company. I also had the opportunity to work directly for Jim Tobin during part of my career at Baxter, and I am very pleased to be able to work for him again. My years of experience in health care -- and more importantly medical devices -- should also assist in creating an efficient and smooth transition into the company.”

Mr. Leno will replace Larry Best, Boston Scientific’s long-time CFO, who plans to retire from the Company to pursue an interest in private investing within the life sciences field. Mr. Leno will join the Company June 5; Mr. Best will retire effective July 6.

“I am extremely proud to have been a part of the strategic build of Boston Scientific over the past 15 years,” said Best. “Through the enormous efforts of a truly outstanding team, a global leader in medical devices has been built. I thank everyone who has contributed to this success.”

“Larry has been an integral part of Boston Scientific,” said Tobin. "His many accomplishments have shaped our company and have helped make it the organization it is today. He has been instrumental to our growth strategy, particularly the historic and transforming acquisition of Guidant, which I believe has been our most important and beneficial transaction. I want to thank him for his numerous contributions, and for his dedication and commitment to our employees, customers and shareholders. I wish Larry continued success and much happiness.”

“From the beginning, Larry shared my vision of a global enterprise devoted to delivering the most innovative medical technologies to physicians and their patients,” said Nicholas. “He was an essential partner in the creation of today’s Boston Scientific, one of the world’s largest medical device companies. For more than a decade, he was a key architect of a bold and creative acquisition strategy. With the Guidant transaction - our most recent and largest acquisition - we are well positioned for future growth. Nobody has worked harder - or cared more about Boston Scientific - than Larry. He has been a valued colleague and a good friend, and I want to thank him personally for everything he has done for Boston Scientific, and I want to wish him all the best.”

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: http://www.bostonscientific.com/.

This press release contains forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT: Paul Donovan
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Boston Scientific Corporation

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Investor Relations
                                Boston Scientific Corporation